THE LOU HOLLAND TRUST

CODE OF ETHICS

May 2008

Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent “Access Persons” from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of Rule 17j-1(b). Pursuant to the requirements of Rule 17j-1, The Lou Holland Trust (the “Trust”) has adopted, and the Board of Trustees of the Trust (the “Board”), including a majority of the Disinterested Trustees, has approved, this Code of Ethics (the “Code“). Pursuant to the requirements of Rule 17j-1, Holland Capital Management LLC, the Trust’s investment adviser (the “Adviser”), has adopted, and the Board, including a majority of the Disinterested Trustees, has approved, a separate code of ethics.

This Code is intended to provide guidance to such Access Persons of the Trust in the conduct of their investments in order to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of the Trust or the Trust’s shareholders.

A.	RULE 17j-1 -- GENERAL ANTI-FRAUD PROVISIONS.

Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of such company’s investment adviser or principal underwriter, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by such investment company, to engage in any of the following acts, practices or courses of business:

1.	employ any device, scheme, or artifice to defraud such investment company;
2.

make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such investment company; and
4.	engage in any manipulative practice with respect to such investment company.
B.	DEFINITIONS.
1.	Access Person. The term “Access Person” means any Advisory Person of the Trust. Special Note: All the Adviser’s employees are Access Persons.
2.

Advisory Person. The term “Advisory Person” means any trustee, officer or employee of the Trust who, in connection with his* regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company is in a control relationship with the Trust, the term "Advisory Person" would include such an individual or any employee of such a company to the same extent as an employee of the Trust.

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* The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases, unless the context requires otherwise.

3.

Automatic Investment Plan. The term “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

4.

Beneficial Ownership. “Beneficial Ownership” has the same meaning as would be used in determining whether an Access Person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest will apply to all securities that an Access Person has or acquires. “Beneficial Ownership” includes accounts of a spouse, minor children who reside in an Access Person’s home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Access Person directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, trustee, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains or may obtain therefrom benefits substantially equivalent to those of ownership. A person does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term “Beneficial Ownership” is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report required hereunder.

5.

Being Considered for Purchase or Sale. A security is “Being Considered for Purchase or Sale” by the Trust when a recommendation to purchase or sell such security has been made and communicated by an Advisory Person, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

6.	Control. The term “Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
7.

Covered Security. The term “Covered Security” means any stock, bond, security future, investment contract or any other instrument that is considered a “security” under Section 2(a)(36) of the Investment Company Act of 1940, except that it does not include:

a.	shares issued by open-end Funds;
b.	direct obligations of the United States Government; and
c.

bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments. For these purposes, “high quality short-term debt instruments” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

The term “Covered Security” is very broad and includes items that might not ordinarily be thought of as “securities,” such as options on securities and on indexes of securities; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; exchange traded funds and private investment funds, hedge funds, and investment clubs.

8.

Disinterested Trustee. The term “Disinterested Trustee” means a trustee of the Trust who is not an “interested person” of the Trust or the Adviser within the meaning of Section 2(a)(19) of the 1940 Act.

9.

Family Member. Spouse, minor children and relatives by blood or marriage living in the person’s household or any person 18 years or older to whom the Access Person is not married or related, who lives in the same residence and intends to do so indefinitely, and with whom the Access Person has an exclusive, committed relationship.

10.	Fund. The term “Fund” means an investment company registered under the Investment Company Act of 1940 for which Holland Capital serves as an Investment Adviser.
11.

Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

12.

Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

13.	Security Held or to be Acquired. The phrase “Security Held or to be Acquired” by the Trust means:
a.	any Covered Security which, within the most recent fifteen (15) calendar days:
i.	is or has been held by the Trust; or
ii.	is being Considered for Purchase; and
b.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 7 of this Code.
C.	PROHIBITED TRANSACTIONS.
1.

Prohibited Transactions as to Access Persons other than Disinterested Trustees. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership without obtaining prior clearance as described in Section D of this Code, provided that this prohibition shall not apply to any transaction that:

a.	is exempt under Section E of this Code; or
b.	does not involve a Covered Security
2.

Prohibited Transactions as to Disinterested Trustees. No Disinterested Trustee shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership if such Disinterested Trustee knows, or in the ordinary course of fulfilling his duties as a trustee of the Trust should know, that the security is Being Considered for Purchase or Sale or the security has been purchased or sold by the Trust two (2) days prior to the date of the Disinterested Trustee’s transaction, provided that this prohibition shall not apply to any transaction that:

a.	is exempt under Section E of this Code; or
b.	does not involve a Covered Security
D.	PRIOR CLEARANCE OF TRANSACTIONS.
1.

General Requirement. Every Access Person and Family Member (other than a Disinterested Trustee) shall obtain prior written clearance from the Chief Compliance Officer (“CCO”) before directly or indirectly initiating, recommending, or in any other way participating in the purchase or sale of a Covered Security, Fund or directly or indirectly acquiring any security made available in an Initial Public Offering or in a Limited Offering, in which the Access Person has, or by reason of the transaction may acquire, direct or indirect Beneficial Ownership. When requesting prior clearance, each Access Person should be aware that:

a.	all requests for prior clearance must be submitted to the CCO in writing and
b.	prior clearance of a securities transaction is effective only on the date it is granted.
2.

Bases for Denial of Prior Clearance. The Compliance Officer shall deny a request for prior clearance if he determines that the security at issue is a Covered Security or is being made available in an Initial Public Offering or Limited Offering and:

a.	the Access Person has actual knowledge that such security is Being Considered for Purchase or Sale; or
b.	the security has been purchased or sold by the Trust within three (3) business days preceding or following the requested purchase of sale; or
c.	the Access Person has actual knowledge that such security is being purchased or sold on behalf of the Trust (i.e., an order has been entered but not executed for the Trust); or
d.	with respect to Initial Public Offerings:

(i) The Access Person and their Family Members may not participate in Initial Public Offerings (IPO’s). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a Family member is employed by the IPO company and IPO shares are considered part of that Family Member’s compensation. Any exception is subject to pre-clearance and appropriate documentation by the CCO.

e.	the transaction would be potentially harmful to the Trust; or
f.	the transaction would likely affect the market in which the Trust’s portfolio securities are traded; or
g.	the decision to purchase or sell the security appears to be the result of material non-public information obtained in the course of the Access Person’s relationship with the Trust or the Adviser; or
h.

the granting of prior clearance would, in the judgment of the CCO, be inconsistent with the purposes of this Code. If a prior clearance request is denied under this Section D.2.h, the CCO shall document the reasons therefor.

3.	Exception for Certain Transactions. Sections D.2.a, 2.b and 2.c shall not apply to a request for prior clearance with respect to a Covered Security if:
a.	the Covered Security is traded on a recognized securities exchange and has a market capitalization of at least $5 billion; and
b.	the aggregate amount of shares to be purchased or sold does not exceed $10,000.
E.	EXEMPT TRANSACTIONS.

The prohibitions of Section C of this Code and the preclearance procedures described in Section D of this Code shall not apply to:

1.

purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

2.	purchases or sales of securities which are not eligible for purchase or sale by the Trust;
3.	purchases or sales which are non-volitional on the part of the Access Person;
4.	purchases which are part of an Automatic Investment Plan;
5.

purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

F.	REPORTING REQUIREMENTS OF ACCESS PERSONS
1.	Content and Timing of Access Person Reports. Every Access Person shall make the following reports to the Compliance Officer:
a.

Initial Holdings Report. No later than ten (10) days after becoming an Access Person, such Access Person shall report the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

i.	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;
ii.

the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.	the date that the report is submitted by the Access Person.
b.	Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, the Access Person shall report the following information:
i.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:
(A)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
(B)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(C)	the price of the Covered Security at which the transaction was effected;
(D)	the name of the broker, dealer, or bank with or through whom the transaction was effected; and
(E)	the date that the report is submitted by the Access Person.
c.

Quarterly Account Establishment Reports. The following information must be reported with respect to any account established during the quarter by the Access Person in which any securities were held for the direct or indirect benefit of the Access Person and/or Family Members:

i.	the name of the broker, dealer or bank with whom the Access Person established the account;
ii.	the date the account was established; and
iii.	the date that the report was submitted by the Access Person.
d.

Annual Holding Reports. No later than forty-five (45) days after the end of every calendar year, the Access Person shall report the following information (which information must be current as of December 31 of the calendar year for which the report is being submitted):

i.	the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;
ii.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
iii.	the date that the report is being submitted by the Access Person.
e.

Outside Business Activity/Conflict of Interest Reports. Access Persons must disclose to the CCO any personal interests that may present a conflict of interest or harm. Additionally, Access Persons must obtain prior written approval by the CCO for other outside activities that may create a conflict of interest such as directorships, consulting engagements, outside business affiliations or public/charitable positions and acting as an executor or trustee or accepting a power of attorney (other than with respect to a Family Member). Every Access Person shall immediately report in writing to the CCO any factors of which he or she is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person’s transactions and securities held or to be acquired by the Trust. These factors may include, for example, officerships or directorships with companies or beneficial ownership of more than 1/2 of 1% of the total outstanding shares of any company whose shares are publicly traded or that may be made available in an Initial Public Offering or Limited Offering in the foreseeable future.

2.

No Holdings or Transactions to Report. If an Access Person has no holdings to report on either an Initial Holdings Report or any Annual Holdings Report nor transactions to report on any Quarterly Transaction Report, nor accounts opened to report on the Quarterly Account Establishment Report, that Access Person shall nevertheless submit the appropriate Report stating that the Access Person had no holdings or transactions (as appropriate) to report and the date the report is submitted by the Access Person.

3.

Copies of Confirmations and Period Account Statements. Each Access Person shall direct every broker or dealer through whom the Access Person and Family Member effects any securities transactions to deliver to the CCO, on a timely basis, duplicate copies of confirmations of all Access Person securities transactions, including Initial Public Offerings and Limited Offerings, and copies of periodic statements for all Access Person securities accounts.

4.	Exceptions From Reporting Requirements.
a.	A person need not make a report under this Section F with respect to transactions for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.
b.	A Disinterested Trustee who would be required to make a report solely by reason of being a trustee of the Trust need not make:
i.	An Initial Holdings Report under Section F.1.a or an Annual Holdings Report under Section d; and
ii.

A Quarterly Transaction Report under Section F.1.b, unless such Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the Disinterested Trustee’s transaction in a Covered Security, (A) the Trust purchased or sold the Covered Security, or (B) the Covered Security was Being Considered for Purchase or Sale; and

iii.	A Quarterly Account Establishment Report under Section F.1.c.
c.	An Access Person need not make a Quarterly Transaction Report with respect to the “exempt transactions” described in Section E.
d.	An Access Person need not make a Quarterly Transaction Report under Section F.1.b with respect to transactions effected pursuant to an Automatic Investment Plan.
e.

An Access Person need not make an Initial Holdings Report, Annual Holdings Reports, or Quarterly Transaction Reports or Quarterly Account Establishment Reports under this Code if such Access Person makes such reports under the Adviser’s Code of Ethics.

5.	Review of Reports. The CCO shall review all reports submitted pursuant to Section F.1 for the purpose of detecting and preventing a potential or actual violation of this Code.
a.	The CCO shall review an Initial Holdings Report within fifteen (15) days of the date such Report is submitted by an Access Person.
b.	The CCO shall review all Quarterly Transaction Reports and all Annual Holding Reports within thirty (30) days of the date such a Report is submitted by an Access Person.
c.	The CCO shall review all Outside Business Activity/Conflict of Interest Reports promptly after receipt of such a Report.
d.	The CCO shall obtain a daily report on Access Person transactions in the Trust and shall review such reports promptly after receipt.
e.

The CCO shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether the Compliance Officer’s review detected a potential or actual violation of this Code. If the CCO detects a potential or actual material violation of this Code, the CCO shall promptly inform management of the Trust in writing.

f.

The CCO promptly after furnishing such written notification of a potential or actual material violation of this Code, shall take those measures the CCO deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Access Person to divest any inappropriate securities holdings and recommending sanctions to the Board.

g.	The CCO shall take such other actions and measures as he deems necessary and appropriate to carry out his duties with respect to the review of reports required under this Code.
6.

Notification of Reporting Obligation. The CCO shall identify all Access Persons who are required to make reports under Section F.1 and shall inform those Access Persons of their reporting obligation. Once informed of the duty to file reports, an Access Person has a continuing obligation to file such reports in a timely manner.

7.

Disclaimer of Beneficial Ownership. No report required to be made under Section F.1 shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

8.	Form of Reports. All reports required to be filed under Section F.1 shall be prepared by Access Persons using the form provided by the CCO.
G.	CERTIFICATION OF COMPLIANCE.
1.

Annual Certification of Compliance. At the time of submission of Annual Holding Reports, all Access Persons must certify that they have read, understand and are subject to this Code, and have complied at all times with this Code, including the execution of personal securities transactions disclosures in connection with obtaining prior clearance of securities transactions and the submission of all required reports.

2.

Initial Acknowledgment. When a person becomes an Access Person, that person shall be given a copy of this Code. Within 72 hours after being given the Code, that person shall provide the CCO with a written acknowledgment of his receipt of the Code and shall certify that he has had an opportunity to ask questions, and that he has read and understands the Code and agrees to comply with the Code.

3.

Acknowledgement of Amendments. All Access Persons shall be given a copy of any amendment to this Code. Within three months after the amendment becomes effective, all Access Persons shall provide the CCO with a written acknowledgment of their receipt of the amendment and shall certify that they have had an opportunity to ask questions, and that they understand the amendment and agree to comply with the amendment.

H.	OTHER DUTIES OF AND RESTRICTIONS ON ACCESS PERSONS.
1.

Limited Offerings. Prior approval by the CCO is required before Access Persons acquire securities in a Limited Offering (e.g., private placement). The CCO shall consider, among other factors in approving such an investment, whether the investment opportunity should be reserved for the Trust and whether the opportunity is being offered by virtue of the Access Person’s position with the Trust.

2.

Gifts and Gratuities. No Access Person shall receive any gift or gratuity from any person who does business with or on behalf of the Trust without approval from the CCO. For further detail, please see the Holland Capital Management Code of Ethics.

3.

Service as a Director or Trustee. No Access Person shall serve on the board of a publicly traded company without prior authorization. Any such authorization shall be supported by a determination that such service is consistent with the interests of the Trust and the Trust’s shareholders.

4.

Confidentiality. No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Trust) any information regarding securities transactions made or being considered by or on behalf of the Trust.

I.	REPORTS TO THE BOARD.
1.	At each annual meeting of the Board (typically March of each year), the CCO shall furnish to the Board, and the Board shall consider, a written report that:
a.

Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

b.	Certifies that the Trust have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
2.	In considering the written report, the Board shall determine whether any action is required in response to the report.
3.

To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

J.	VIOLATIONS AND SANCTIONS.
1.

The CCO of the Trust shall furnish to the Audit Committee of the Board reports regarding the administration hereof and summarizing any forms or reports filed hereunder. If any such report indicates that any changes hereto are advisable, the Audit Committee shall make an appropriate recommendation to the Board. The CCO shall notify the Audit Committee of any violation affecting the Trust within three (3) business days. The Audit Committee also shall inquire into any apparent violations of this Code and shall report any apparent material violations to the Board. Upon finding of a material violation of this Code, including the filing of false, incomplete, or untimely required reports, or the failure to obtain prior clearance of personal securities transactions, the Board may impose such sanctions as it deems appropriate, which may include censure, suspension, or termination of the employment of the violator. No Trustee shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

2.

No Retaliation. Retaliation against an Access Person who, in good faith, reports a violation or suspected violation is prohibited and constitutes a further violation of this Code. Neither the Adviser nor the Trust will discharge, demote, suspend, threaten, harass, or in any manner discriminate against any Access Person with respect to any report submitted in good faith. If any Access Person believes that he or she has been subject to retaliation because he or she has submitted a good faith report, or if any Access Person is aware of any such retaliation may have been made against another Access Person, the Access Person should report such conduct to the CCO or the Alternative Designee. Laura Janus or such other person as the CCO may designate from time to time will serve as the Alternative Designee.

K.	MATERIAL CHANGES TO THE CODE.
1.

The Board, including a majority of the Disinterested Trustees, shall approve any material change made to this Code no later than the next regularly scheduled Board meeting after adoption of the material change.

2.

The Board shall base its approval of any material change to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct described in Section A of this Code.

L.	RECORD RETENTION.

The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained electronically under the conditions described in Rule 31a-2(f)(1) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

1.	Retention of Code. A copy of this Code and any Code that was in effect at any time within the past five years shall be preserved in an easily accessible place.
2.

Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.

Copy of Forms and Reports. A copy of each Personal Trading Request and Authorization Form and each Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report and Outside Business Activity/Conflict of Interest Report prepared and submitted by an Access Person pursuant to this Code must be preserved by the CCO for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

4.

List of Access Persons. A list of all persons who are, or within the past five years of business have been, required to file Personal Trading Request and Authorization Forms and Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and Conflict of Interest Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Forms and Reports shall be maintained in an easily accessible place.

5.

Written Reports to the Board. A copy of each written report furnished to the Board under Section I of this Code shall be maintained for at least five years after the end of the Trust’s fiscal year in which it is made, the first two years in an easily accessible place.

6.

Records Relating to Decisions Involving Initial Public Offerings and Limited Offerings. A record of any decision and the reasons supporting the decision, to approve the acquisition by Access Persons of securities made available in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the Trust’s fiscal year in which the approval is granted.

7.

Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act shall be preserved for the period required by the rule at the offices of the Trust at Suite 700, One N. Wacker Drive, Chicago, Illinois 60606.

M.	CONFIDENTIAL TREATMENT.

All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

N.	INTERPRETATION OF PROVISIONS.

The Board and the CCO may, from time to time, adopt such interpretations of this Code as such Board and the CCO deem appropriate, provided that the Board shall approve any material changes to this Code in accordance with Section K.

O.	NOTICE OF AMENDMENTS TO THE CODE.

Any amendment to the Code shall be effective thirty (30) calendar days after written notice of such amendment shall have been received by the Compliance Officer, unless the Board or the Compliance Officer expressly determines that such amendment shall become effective on an earlier date or shall not be adopted. Any material change to this Code shall be approved by the Board in accordance with Section K.

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CERTIFICATION OF INITIAL RECEIPT OF CODE OF ETHICS

Appendix A

________________________________

Name (please print)

This is to certify that I: (1) received a copy of the Code of Ethics (Code) of The Lou Holland Trust on __________________ (insert date received); (2) have read and understood all the provisions of the Code; and (3) agree to comply with the terms of the Code. I agree to promptly report to the Chief Compliance Officer of the Trust any violation or apparent violation of the Code of which I become aware. I understand that any violation of the Code may be grounds for disciplinary action or dismissal and may also be a violation of the federal and/or state securities laws.

_____________________________________

Signature

______________________________________

Date

CERTIFICATE OF RECEIPT OF AMENDED CODE OF ETHICS

Appendix B

____________________________

Name (please print)

This is to certify that I (1) received a copy of the amended Code of Ethics (Code) of The Lou Holland Trust on __________________ (insert date received); (2) have read and understood all the provisions of the Code, as amended; and (3) agree to comply with the terms of the Code as amended. I agree to promptly report to the Chief Compliance officer of the Trust any violation or apparent violation of the Code, as amended of which I become aware. I understand that any violation of the Code, as amended, may be grounds to disciplinary action or dismissal and may also be a violation of the federal and/or state securities laws.

_____________________________

Signature

______________________________

Date

CERTIFICATE OF ANNUAL RECEIPT OF CODE OF ETHICS

Appendix C

_____________________________

Name (please print)

This is to certify that I: (1) received a copy of the Code of Ethics (Code) of The Lou Holland Trust on __________________ (insert date received); (2) have read and understood all the provisions of the Code; and (3) have complied with the Code during the course of my association with the Trust and that I will continue to do so in the future. I agree to promptly report to the Chief Compliance Officer of the Trust any violation or apparent violation of the Code of which I become aware. I understand that any violation of Code may be grounds for disciplinary action or dismissal and may also be a violation of the federal and/or state securities laws.

____________________________

Signature

____________________________

Date